Exhibit 99

Contact:	Randall Oliver (media)
(323) 869-7607
randall.oliver@smartandfinal.com
Richard Phegley (investors)
(323) 869-7779
rick.phegley@smartandfinal.com

SMART & FINAL REPORTS CONTINUED SALES GROWTH

IN 2005 FIRST QUARTER

•	First Quarter 2005 Sales Increase 1 Percent Compared to “Strike Impacted” Prior Year Quarter

•	2-Year Compounded Comparable Sales Growth Rate of 9 Percent

•	First Quarter Income from Continuing Operations of $3.5 Million

•	Company Opens Three New Stores During Quarter

LOS ANGELES, April 19, 2005 – Smart & Final Inc. (NYSE – SMF) today reported sales for its twelve-week first quarter ended March 27, 2005 of $427.6 million, an increase of $4.1 million, or 1.0 percent, over first quarter 2004 sales of $423.5 million.

The company’s 2004 first quarter sales included an estimated $40 million favorable impact from a labor action against the three largest southern California retail supermarket chains, which was resolved in the 2004 first quarter. On a two-year basis over the 2003 to 2005 period, first quarter comparable store sales have grown by a compounded annual rate of nearly 9 percent.

Income from continuing operations was $3.5 million for the first quarter 2005, compared to $6.6 million for the first quarter 2004, which included the favorable effect of the competitor labor action.

Etienne Snollaerts, president and chief executive officer, stated, “Our 2005 first quarter was both gratifying and challenging. We are pleased that despite extraordinarily severe weather in our key southern California market, we were able to show overall continued growth in comparable store sales. However, our operating margins and expense rates were unfavorably impacted, resulting in an overall decline in operating income.”

Snollaerts added, “Sales in our geographic regions outside of southern California continued steady growth and our first quarter comparable average transaction increased over 5 percent versus the first quarter a year ago to almost $42 per transaction. We view both of these factors as good indicators of our value retailing position.”

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Smart & Final Inc. First Quarter 2005

Gross margin from continuing operations decreased $4.8 million, or 6.6 percent, to $68.2 million for the first quarter of 2005 as compared to $73.0 million for the prior year first quarter. As a percentage of sales, gross margin decreased to 15.9 percent for first quarter 2005 compared to 17.2 percent for first quarter 2004. This decrease in margin rate was primarily due to increased distribution costs and slightly lower product margins.

Snollaerts added, “The heavy rains in the first quarter presented a challenge to maintaining sales momentum with many of our key customer groups. While our tactical response using promotional pricing had a modest impact on margins, we believe the promotions achieved our overall sales objectives. We are continually evaluating the mix of price promotion and advertising as tools to maintain sales growth, as we expand our store presence.”

As a percentage of sales, operating and administrative expenses increased to 14.1 percent for the 2005 first quarter from 13.7 percent for the 2004 first quarter. Operating and administrative expenses from continuing operations increased $2.1 million, or 3.6 percent, to $60.2 million for the first quarter of 2005 as compared to $58.1 million for the prior year first quarter. The increase in dollars and as a percentage of sales was largely attributable to increased store operating costs, overhead and legal costs.

Interest expense decreased to $2.2 million for the 2005 first quarter as compared to $3.7 million for the prior year quarter, as a result of lower debt outstanding and lower rate. At the end of the first quarter 2005, the outstanding balance on the revolving credit facility was $30.0 million compared with $60.0 million at the end of the first quarter 2004.

Cash flow from operating activities increased to a positive $10.4 million in the first quarter 2005, compared to a cash use of $1.8 million in the prior year quarter.

Three stores were opened during the 2005 first quarter, in Tacoma, Wash.; Kent, Wash.; and Van Nuys, Calif. The company operated 237 stores at the end of the first quarter 2005 compared with 230 stores at the end of the 2004 first quarter.

Founded in 1871 in downtown Los Angeles, Smart & Final Inc. currently operates 237 non-membership warehouse stores for food and foodservice supplies in California, Oregon, Washington, Arizona, Nevada, Idaho and northern Mexico. For more information, visit the company’s website at www.smartandfinal.com.

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Smart & Final Inc. First Quarter 2005

A telephone conference call with Smart & Final’s senior management will be held on Wednesday April 20, 2005 at 8:00 a.m. Pacific Daylight Time. The conference call is available in a listen-only mode through www.CCBN.com. Replays of the conference call will also be available.

Forward-Looking and Cautionary Statements

This Smart & Final press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and other expressions of management’s belief or opinion which reflect its current understanding or belief with respect to such matters. Such statements are subject to certain risks and uncertainties, including known and unknown factors as included in the company’s periodic filings with the Securities and Exchange Commission that could cause actual results to differ materially and adversely from those projected. All of these forward-looking statements are based on estimates and assumptions made by management of the company, which although believed to be reasonable, are inherently uncertain and difficult to predict; therefore, undue reliance should not be placed upon such statements. Comparability of current and future operating trends and results may be impacted by important factors, most notably the effect of the labor action against the three largest southern California retail supermarket chains, which commenced in October 2003 and was settled in February 2004. There can be no assurance that the company will not incur new or additional unforeseen costs in connection with the ongoing conduct of its business. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Except as specifically set forth herein, the company undertakes no obligation to update any such forward-looking or other statement.

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SMART & FINAL INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share amounts)

	March 27, 2005	January 2, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,499	$28,672
Accounts receivable, less allowance for doubtful accounts of $290 in 2005 and $254 in 2004	13,419	16,717
Inventories	142,661	142,360
Prepaid expenses and other current assets	15,087	16,428
Deferred tax assets	11,646	11,646
Assets of discontinued operations	2,130	2,129

Total current assets	213,442	217,952
Property, plant and equipment:
Land	71,525	66,275
Buildings and improvements	62,583	62,583
Leasehold improvements	125,313	125,206
Fixtures and equipment	198,176	194,554

	457,597	448,618
Less – Accumulated depreciation and amortization	203,659	197,443

Net property, plant and equipment	253,938	251,175
Assets under capital leases, net of accumulated amortization of $7,467 in 2005 and $7,669 in 2004	1,939	2,085
Goodwill	34,775	34,775
Deferred tax assets	18,271	18,237
Equity investment in joint venture	6,318	6,258
Cash held in real estate trust	117	116
Other assets	58,912	56,833

Total assets	$587,712	$587,431

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and capital leases	$54,605	$1,353
Notes payable to affiliate	33,139	—
Accounts payable	89,001	83,103
Accrued salaries and wages	11,602	20,166
Other accrued liabilities	40,979	47,863
Liabilities of discontinued operations	2,007	2,476

Total current liabilities	231,333	154,961
Long-term liabilities:
Obligations under capital leases	2,455	2,638
Bank debt	30,000	25,000
Notes payable	—	53,396
Notes payable to affiliate	—	33,133
Other long-term liabilities	30,778	30,324
Postretirement and postemployment benefits	37,381	35,566

Total long-term liabilities	100,614	180,057
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par value (authorized 10,000,000 shares; no shares issued)	—	—
Common stock, $0.01 par value (authorized 100,000,000 shares; 31,106,666 shares issued and outstanding in 2005 and 30,752,118 in 2004)	311	308
Additional paid-in capital	222,163	219,768
Retained earnings	49,352	46,157
Accumulated other comprehensive loss	(12,286)	(12,361)
Notes receivable for common stock	(65)	(75)
Treasury stock, at cost, 261,725 shares in 2005 and 86,475 shares in 2004	(3,710)	(1,384)

Total stockholders’ equity	255,765	252,413

Total liabilities and stockholders’ equity	$587,712	$587,431

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SMART & FINAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

	Twelve Weeks Ended
	March 27, 2005	March 21, 2004
	(Unaudited)
Sales	$427,625	$423,473
Cost of sales, buying and occupancy	359,450	350,498

Gross margin	68,175	72,975
Operating and administrative expenses	60,217	58,110

Income from operations	7,958	14,865
Interest expense, net	2,209	3,689

Income from continuing operations before income taxes	5,749	11,176
Income tax provision	(2,238)	(4,474)
Equity loss of joint venture	(10)	(106)

Income from continuing operations	3,501	6,596
Discontinued operations, net of tax	(306)	(399)

Net income	$3,195	$6,197

Earnings (loss) per common share
Earnings per common share from continuing operations	$0.11	$0.22
Loss per common share from discontinued operations	(0.01)	(0.01)

Earnings per common share	$0.10	$0.21

Weighted average common shares	30,640,607	29,870,909

Earnings (loss) per common share, assuming dilution
Earnings per common share, assuming dilution, from continuing operations	$0.11	$0.21
Loss per common share, assuming dilution, from discontinued operations	(0.01)	(0.01)

Earnings per common share, assuming dilution	$0.10	$0.20

Weighted average common shares and common share equivalents	32,273,240	31,259,320

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SMART & FINAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AS A PERCENTAGE OF SALES

	Twelve Weeks Ended
	March 27, 2005	March 21, 2004
	(Unaudited)
Sales	100.0%	100.0%
Cost of sales, buying and occupancy	84.1	82.8

Gross margin	15.9	17.2
Operating and administrative expenses	14.1	13.7

Income from operations	1.9	3.5
Interest expense, net	0.5	0.9

Income from continuing operations before income taxes	1.3	2.6
Income tax provision	(0.5)	(1.1)
Equity loss of joint venture	—	—

Income from continuing operations	0.8	1.6
Discontinued operations, net of tax	(0.1)	(0.1)

Net income	0.7%	1.5%

*	Totals may not aggregate due to rounding

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SMART & FINAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Twelve Weeks Ended
	March 27, 2005	March 21, 2004
	(Unaudited)
Cash Flows from Operating Activities:
Income from continuing operations	$3,501	$6,596
Adjustments to reconcile income from continuing operations to net cash provided by continuing activities:
Gain on disposal of property, plant and equipment	(30)	(169)
Depreciation	4,171	4,263
Amortization	2,872	2,930
Amortization of deferred financing costs	66	799
Deferred tax (benefit) provision	(33)	147
Equity loss of joint venture	10	106
Decrease (increase) in:
Accounts receivable	3,298	3,078
Inventories	(300)	(3,877)
Prepaid expenses and other assets	513	4,702
Increase (decrease) in:
Accounts payable	5,898	(6,209)
Accrued salaries and wages	(8,866)	(5,194)
Other accrued liabilities	44	(6,464)

Net cash provided by continuing activities	11,144	708
Net cash used in discontinued activities	(775)	(2,495)

Net cash provided by (used in) operating activities	10,369	(1,787)

Cash Flows from Investing Activities:
Acquisition of property, plant and equipment	(12,943)	(2,164)
Proceeds from disposal of property, plant and equipment	17	2,661
Investment in capitalized software	(2,402)	(1,249)
Change in cash held in real estate trust	(1)	(35)
Other	(90)	3,248

Net cash (used in) provided by investing activities	(15,419)	2,461

Cash Flows from Financing Activities:
Payments on bank line of credit	(5,000)	(5,000)
Borrowings on bank line of credit	10,000	5,000
Payments on notes payable	(320)	(444)
Proceeds from issuance of common stock, net of costs	197	718

Net cash provided by financing activities	4,877	274

(Decrease) increase in cash and cash equivalents	(173)	948
Cash and cash equivalents at beginning of the period	28,672	36,592

Cash and cash equivalents at end of the period	$28,499	$37,540

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